SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13G/A
                                 (Amendment No. 4)*


                            Sun Communities, Inc.
                                (Name of Issuer)

                          Common Stock, $.01 Par Value
                         (Title of Class of Securities)

                                    866674104
                                 (CUSIP Number)

                                  December 31, 2007
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:

     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)

                           (Page 1 of 17  Pages)
---------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 866674104                      13G             Page 2 of 17 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                              High Rise Partners II, L.P.
                              13-4064404
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                             Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                               -0-
OWNED BY       ---------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                               -0-
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                               -0-
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **             [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                0.0%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                 PN
-----------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 866674104                      13G             Page 3 of 17 Pages


-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                              High Rise Institutional Partners, L.P.
                              13-4094401
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY

-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                             Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                -0-
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                -0-
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                -0-
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **              [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                0.0%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                 PN
-----------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 866674104                      13G             Page 4 of 17 Pages


-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                              Cedar Bridge Realty Fund, L.P.
                              36-4448215
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                             Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                -0-
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                -0-
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                -0-
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **               [ ]

-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                0.0%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                 PN
-----------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 866674104                      13G             Page 5 of 17 Pages


-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                              Cedar Bridge Institutional Fund, L.P.
                              77-0597412
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                             Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                               -0-
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                  -0-
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                -0-
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                 -0-
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **             [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                0.0%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                 PN
-----------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 866674104                      13G             Page 6 of 17 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.

            OF ABOVE PERSONS (ENTITIES ONLY)
                              High Rise Capital Advisors, L.L.C.
                              13-4094399
-----------------------------------------------------------------------

     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                             Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                -0-
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                  -0-
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                -0-
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                  -0-
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **          [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                0.0%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                 OO
-----------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 866674104                      13G             Page 7 of 17 Pages
---------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                              Bridge Realty Advisors, LLC
                              36-4448205
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                             Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                -0-
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                  -0-
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                -0-
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                  -0-
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **             [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                0.0%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                 OO
-----------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 866674104                      13G             Page 8 of 17 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                              High Rise Capital Management, L.P.
                              13-4094397
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                             Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                0
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                  -0-
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                0
----------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                  0
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **             [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                0.0%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                 PN
-----------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 866674104                      13G             Page 9 of 17 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                              DPO Management GP, L.L.C.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **

                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                             Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                -0-
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                  -0-
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                -0-
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                -0-
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **             [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                0.0%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                 OO
-----------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 866674104                      13G             Page 10 of 17 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                              David O'Connor
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                             United States of America
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                -0-
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                  0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                               -0-
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                  -0-
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **             [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                0.0%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                 IN
-----------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 866674104                      13G             Page 11 of 17 Pages


-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                              Charles Fitzgerald
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                             United States of America
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                -0-
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                  0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                -0-
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                 -0-
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **          [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                               0.0%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                 IN
-----------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 866674104                      13G             Page 12 of 17 Pages

Item 1(a).     Name of Issuer:

     The name of the issuer is Sun Communities, Inc. (the "Company").

Item 1(b).     Address of Issuer's Principal Executive Offices:

     The Company's principal executive office is located at

27777 Franklin Road, Suite 200
Southfield, MI  48034

Item 2(a).     Name of Person Filing:

     This statement is filed by:

            (i) High Rise Partners II, L.P., a Delaware limited partnership ("HRP"), with respect to shares of Common Stock (as defined in Item 2(d) below) directly owned by it;

            (ii) High Rise Institutional Partners, L.P., a Delaware limited partnership ("HRIP" and together with HRP, the "High Rise Partnerships"), with respect to shares of Common Stock (as defined in Item 2(d) below) directly owned by it;

        (iii) Cedar Bridge Realty Fund, L.P., a Delaware limited partnership ("CBR"), with respect to shares of Common Stock (as defined in Item 2(d) below) directly owned by it;

             (iv) Cedar Bridge Institutional Fund, L.P. a Delaware limited partnership ("CBI" and together with CBR, the "Cedar Bridge Partnerships" and together with HRP, HRIP and CBR, the "Partnerships"), with respect to shares of Common Stock (as defined in Item 2(d) below) directly owned by it;

            (v) High Rise Capital Advisors, L.L.C., a Delaware limited liability company (the "General Partner"), which serves as the general partner of the High Rise Partnerships and as sole managing member of Bridge Realty Advisors, L.L.C., with respect to shares of Common Stock as defined in Item 2(d) below) directly owned by each of the Partnerships;

          (vi) Bridge Realty Advisors, LLC, a Delaware limited liability company (the "CB General Partner"), which serves as the general partner to the Cedar Bridge Partnerships, with respect to shares of Common Stock
(as defined in Item 2(d) below) directly owned by each of the Cedar Bridge Partnerships;

            (vii) High Rise Capital Management, L.P., a Delaware limited partnership (the "Investment Manager");

CUSIP No. 866674104                      13G             Page 13 of 17 Pages

       (viii) DPO Management GP L.L.C., a Delaware limited liability company which serves as the general partner to the Investment Manager;

      (ix) Mr. David O'Connor ("Mr. O'Connor") who serves as senior managing member of the General Partner, and DPO Management GP L.L.C. and as President of the Investment manager, with respect to shares of Common Stock owned by the Partnerships;

     (x) Mr. Charles Fitzgerald ("Mr. Fitzgerald") who serves as the managing member of the General Partner, and as a partner of the Investment Manager, with respect to shares of Common Stock owned by the Partnerships.


     The Partnerships, the General Partner, the CB General Partner, the Investment Manager, DPO Management GP L.L.C., Mr. O'Connor and
Mr. Fitzgerald are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.


Item 2(b).     Address of Principal Business Office or, if None, Residence:

     The address of the business office of each of the Reporting Persons is 535 Madison Avenue
26th Floor
New York, NY 10022.

Item 2(c).     Citizenship:

   Each of the Partnerships, the General Partner, the CB General Partner, the Investment Manager and DPO Management GP, L.L.C. is organized under the laws of the State of Delaware. Messrs. O'Connor and Fitzgerald are citizens of the United States of America.

Item 2(d).     Title of Class of Securities:

     Common Stock, $.01 Par Value (the "Common Stock")

Item 2(e).  CUSIP Number:

     866674104

CUSIP No. 866674104                      13G             Page 14 of 17 Pages


Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or(c), check whether the person filing is a:

     (a)  [ ]  Broker or dealer registered under Section 15 of the Act,
     (b)  [ ]  Bank as defined in Section 3(a)(6) of the Act,
     (c)  [ ]  Insurance Company as defined in Section 3(a)(19) of the
              Act,
     (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,
     (e)  [ ]  Investment Adviser in accordance with Rule
              13d-1(b)(1)(ii)(E),
     (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with Rule 13d-1(b)(1)(ii)(F),
     (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1(b)(1)(ii)(G),
     (h) [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,
     (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment
            Company Act of 1940,
    (j)  [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to 13d-1(c), check this box:  [X]


Item 4.   Ownership.

     A. High Rise Partners II, L.P.
          (a) Amount beneficially owned:0
          (b) Percent of class: 0
          (c) Number of shares as to which such person has:
              (i) Sole power to vote or direct the vote: -
              (ii) Shared power to vote or direct the vote: 0
              (iii) Sole power to dispose or direct the disposition:-
              (iv) Shared power to dispose or direct the disposition:
                0

     B. High Rise Institutional Partners, L.P.
          (a) Amount beneficially owned: 0
          (b) Percent of class: 0.0
          (c) Number of shares as to which such person has:
              (i) Sole power to vote or direct the vote: -
              (ii) Shared power to vote or direct the vote: 0
              (iii) Sole power to dispose or direct the disposition: -
              (iv) Shared power to dispose or direct the disposition:
                0

CUSIP No. 866674104                      13G            Page 15 of 17 Pages


    C. Cedar Bridge Realty Fund, L.P.
          (a) Amount beneficially owned: 0
          (b) Percent of class: 0%
          (c) Number of shares as to which such person has:
              (i) Sole power to vote or direct the vote: -
              (ii) Shared power to vote or direct the vote: 0
              (iii) Sole power to dispose or direct the disposition:-
              (iv) Shared power to dispose or direct the disposition: 0

     D. Cedar Bridge Institutional Fund, L.P.
          (a) Amount beneficially owned: 0
          (b) Percent of class: 0%
          (c) Number of shares as to which such person has:
              (i) Sole power to vote or direct the vote: -
              (ii) Shared power to vote or direct the vote: 0
              (iii) Sole power to dispose or direct the disposition: -
              (iv) Shared power to dispose or direct the disposition:
                  0

     E. High Rise Capital Advisors, L.L.C.
          (a) Amount beneficially owned: 0
          (b) Percent of class: 0%
          (c) Number of shares as to which such person has:
              (i) Sole power to vote or direct the vote: -
              (ii) Shared power to vote or direct the vote: 0
              (iii) Sole power to dispose or direct the disposition: -
              (iv) Shared power to dispose or direct the disposition:
                  0

    F. Bridge Realty Advisors, LLC
          (a) Amount beneficially owned: 0
          (b) Percent of class: 0%
          (c) Number of shares as to which such person has:
              (i) Sole power to vote or direct the vote: -
              (ii) Shared power to vote or direct the vote: 0
              (iii) Sole power to dispose or direct the disposition: -
              (iv) Shared power to dispose or direct the disposition:
                  0

     G. High Rise Capital Management, L.P.
          (a) Amount beneficially owned: 0
          (b) Percent of class: 0.0%
          (c) Number of shares as to which such person has:
              (i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote:0
              (iii) Sole power to dispose or direct the disposition:
                  -0-
              (iv) Shared power to dispose or direct the disposition:
                    0

CUSIP No. 866674104                      13G            Page 16 of 17 Pages

   H. DPO Management GP L.L.C.
          (a) Amount beneficially owned: 0
          (b) Percent of class: 0
          (c) Number of shares as to which such person has:
              (i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote:0
              (iii) Sole power to dispose or direct the disposition:
                  -0-
              (iv) Shared power to dispose or direct the disposition:
                    0

      I. David O'Connor
          (a) Amount beneficially owned: 0
          (b) Percent of class: 0%
          (c) Number of shares as to which such person has:
              (i) Sole power to vote or direct the vote: 0
              (ii) Shared power to vote or direct the vote: 0
              (iii) Sole power to dispose or direct the disposition:
                    0
              (iv) Shared power to dispose or direct the disposition:
                   0

       J. Charles Fitzgerald

          (a) Amount beneficially owned: 0
          (b) Percent of class: 0%
          (c) Number of shares as to which such person has:
              (i) Sole power to vote or direct the vote: 0
              (ii) Shared power to vote or direct the vote: 0
              (iii) Sole power to dispose or direct the disposition:
                    0
              (iv) Shared power to dispose or direct the disposition:
                 0

Item 5.     Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6. Ownership of More than Five Percent on Behalf of Another Person. Not applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not applicable.

Item 8.  Identification and Classification of Members of the Group.

     See Item 2.

Item 9.  Notice of Dissolution of Group.

     Not applicable.

CUSIP No. 866674104                      13G            Page 17 of 17 Pages


Item 10.  Certification.

     Each of the Reporting Persons hereby makes the following certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATED:  February 14, 2008

                             /s/ David O'Connor
                           ------------------------------------
                           David O'Connor
                           Individually;
                           And as managing member of:
                           (a) High Rise Capital Advisors, LLC;,
                                       for itself and as
                           (i) the general partner of High Rise Partners II, LP
                           (ii) the general partner of High Rise Institutional
                                  Partners, L.P.
                           (iii) the managing member of Bridge Realty Advisors,
                                LLC, for itself and as general partner of:
                                 (A) Cedar Bridge Realty Fund, L.P.; and
                                 (B) Cedar Bridge Institutional Fund, L.P.
                           (b) DPO Management GP L.L.C. for itself and as
                           (i) the general partner of High Rise Capital
                               Management, L.P.

                            /s/ Charles Fitzgerald
                            -------------------------------------
                            Charles Fitzgerald